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                                                                    EXHIBIT 99.1

                   NEW VISUAL COMPLETES $3.5 MILLION FINANCING

    -- ENTERS FINAL STAGE OF DEVELOPMENT OF 100 MEGABIT PER SECOND CHIPSET --

PORTLAND, OR: [June 1, 2005]: New Visual Corporation (OTC BB: NVEI), an emerging provider of semiconductors to the broadband telecommunications industry, today announced that it has raised gross proceeds of $3.5 million from the private placement of its three year 7% Senior Secured Convertible Debentures to institutional and private investors. The proceeds of this financing will be used primarily to accelerate the completion of a commercially deployable version of its chipset.

"New Visual has taken a major step forward with the help of these institutional and private investors," stated Brad Ketch, New Visual's CEO and President. "These funds will allow us to aggressively pursue our goal of completing the beta version of the chipset this year. Our powerful technology will add fuel to the fire of broadband growth around the world."

"My recent conversations with the presidents of several telephone companies confirm that the Embarq(TM) transport chipset is critical to the success of their growth strategies," Ketch added. "Their strategy of competing with cable companies for consumers' entertainment dollar is made much more profitable with New Visual's technology."

New Visual recently entered into the commercialization phase of its first suite of products, Embarq(TM). Embarq(TM) is a semiconductor that can be placed on existing copper telephone wire to increase its speed to 100 megabits per second. New Visual's go-to-market strategy leverages the tremendous growth of high-speed digital subscriber line (DSL) and other broadband connections worldwide. Having completed their first field test in the U.S., New Visual is moving to offer their product to the telecom equipment manufacturers and telephone companies globally.

The Senior Secured Convertible Debentures are secured by a lien on New Visual's assets. As part of this transaction, the investors also received two types of warrants to purchase shares of New Visual common stock. The first, exercisable through approximately the first anniversary of the effective date of the registration statement referred to below, is for a total of up to approximately
11.4 million shares of common stock at a per share exercise price of 15.47 cents per share and the second, exercisable through approximately the third year anniversary of such effective date, is for a total of up to approximately 22.7 million shares of common stock at a per share exercise price of 30.94 cents. Other Details relating to the Senior Secured Convertible Debentures are included in New Visual's Current Report on Form 8-K.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

ABOUT NEW VISUAL CORPORATION

Based in Portland, New Visual is a late-development-stage fabless communications semiconductor company. It is developing an advanced technology that allows data to be transmitted at greater speed and across extended distances over existing copper wire. For more information, visit www.newvisual.com.

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UNCERTAINTIES. THESE STATEMENTS MAY DIFFER MATERIALLY FROM ACTUAL FUTURE EVENTS
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CORPORATION WITH THE SEC, INCLUDING THE COMPANY'S MOST RECENT REPORT ON FORM
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RESULTS TO DIFFER FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS.
________________
Contact
Brad Ketch
619-692-0333
info@newvisual.com